Exhibit 10.5

THIRD AMENDED AND RESTATED
GAMING MANAGEMENT AGREEMENT

THIS AGREEMENT, made and entered into this 16 day of June, 1995, at Concho, Oklahoma, by and between THE CHEYENNE AND ARAPAHO TRIBES OF OKLAHOMA, a federally recognized Indian Tribe organized pursuant to Section 3 of the Act of June 26, 1936 (49 Stat. 1967) by and through its duly elected Tribal Chairman, Charles Surveyor (hereinafter referred to as “Tribe”), and SOUTHWEST CASINO AND HOTEL CORP. (formerly Southwest Casino and Hotel Ventures, Inc.), a Minnesota corporation with its principal place of business located in Minneapolis, Minnesota (hereinafter referred to as “Manager”).

W I T N E S S E T H

WHEREAS, Tribe desires to become involved with Manager in the operation of a Class II gaming facility at a location described on Exhibit A hereto; and

WHEREAS, Tribe is committed to the use of gaming activities as a primary means of economic development and financial support of Tribe’s budget for tribal programs and essential governmental services; and

WHEREAS, Tribe desires to contract for the management services of Manager, in order to assure that the proposed gaming facility is well managed, marketed and sufficiently funded for all initial costs of construction, rehabilitation, equipping, staffing and training of all employees; and

WHEREAS, Manager agrees to secure monies to fund the project and assist the Tribe in obtaining the capital investment necessary to the development of such facility or facilities, and the management experience necessary to the conducting of successful Tribal gaming operations pursuant to the terms and conditions more fully set forth hereinafter; and

WHEREAS, Tribe and Manager entered into a Gaming Management Agreement on January 5, 1993, and desire to amend this Agreement to comply with regulations adopted under the Act defined herein; and

WHEREAS, Tribe and Manager hereby amend and fully restate their understanding in this Third Amended and Restated Gaming Management Agreement;

IT IS THEREFORE AGREED by the parties hereto, that Tribe offers to hire Manager, and Manager agrees to accept Tribe’s offer and to be employed as contract manager to manage Tribe’s Class II gaming facilities under the terms and conditions and for the consideration more fully described hereinbelow.

ARTICLE I
DEFINITIONS

As used in this Agreement, the following terms shall have the respective meanings ascribed thereto below:

1.1           “Business Committee” shall mean the legislative body established under the laws of the Tribe with jurisdiction to oversee the Enterprise on behalf of the Tribe, and to contract for the construction and operation of any enterprise, including the Enterprise that is contemplated herein.

1.2           “CPA” shall mean an accounting-firm of regional or national recognition selected by Tribal Representative.

1.3           “Business Corporation” shall mean the Cheyenne and Arapaho Business Development Corporation, an enterprise subsidiary of the Tribe to which this Agreement shall be assigned, and through which the Tribe shall engage in the business of the Enterprise.

1.4           The “Enterprise” is a commercial enterprise of the Tribe authorized to engage in (a) gaming of every variety defined as Class II Gaming by the Act (as defined below); and

(b) any other lawful commercial activity allowed on the Property.  The Tribe shall have the sole proprietary interest in and responsibility for the conduct of all Gaming Operations (as defined below) conducted by the Enterprise, subject to the rights and responsibilities of the Manager under this Agreement.

1.5           “Gaming Operation” or “Gaming” means the economic entity that is licensed by the Tribe, operates the games, receives the revenues, issues the prizes, and pays the expenses.

1.6           “Gaming Facility” or “Facility” means the building and grounds, including any parking areas and drives used for ingress and egress and connecting the “Facility” to the city, county or state roads and highways.  “Facility” includes any and all buildings and improvements located or constructed on the premises, and references authority and control over all business activities conducted within such improvements or upon the subject premises or in any way related or connected thereto.

1.7           “Gaming Related Operating Expenses” shall mean those expenses, (excluding Management Fees), calculated in accordance with generally accepted accounting principles (GAAP), necessary for the Gaming Operation, including the following: (1) repayment of interest thereon for loans -provided or secured by or with the assistance of Manager to the Tribe pursuant to this Agreement; (2) the payment of salaries, wages, benefit programs, and training for employees of the Gaming Operation, including Manager’s Representative defined in Section 3.2 A hereof, and contract labor or services retained on behalf of the Gaming Operation; (3) materials and supplies for the Gaming Operation; (4) utilities; (5) the cost of fire protection, emergency medical services and law enforcement; (6) interest on installment contract purchases or lease-type financing by the Gaming Operation; (7) insurance and bonding; (8) advertising and marketing, including busing and transportation of employees and/or customers to the Facility and including such portion of any loss realized from non-gaming operations determined by Manager and Tribe to be a proper allocation to the marketing budget; (9) fees, costs, dues and contributions associated with Tribal and Gaming Operation membership and participation in trade associations, political action associations and related associations; (10) security costs and background checks of employees of the Gaming Operation; (11) reasonable travel expenses for officers of the Manager to inspect and oversee the Gaming Operation, and for the Chairman of the Tribe and members of the Business Committee and key employees of Tribe when such travel is reasonably related to the Gaming Operation, subject to the budget agreed upon by the Manager and the Business Committee; (12) trash removal; (13) costs of goods sold; (14) other expenses designated as Operating Expenses in the annual budget of the Gaming Operation as approved by the Business Committee and Manager; (15) professional fees and expenses, including legal and accounting fees incurred on behalf of the Gaming Operation; (16) National Indian Gaming Commission fees; (17) amortization of start up expenses; (18) any federal, state or Tribal taxes or assessments which are properly assessed against the Gaming Operation; and (19) reasonable accruals established by Manager after consultation with Tribe to provide for future payment of operating expenses and jackpot type prizes.

1.8           “General Contractor” shall mean Kraus-Anderson Construction Company or such other person or entity recommended by Manager and selected by the Tribal Representative, on behalf of the Tribe, acceptable to Manager, who is a licensed general contractor, experienced in the construction of commercial buildings and appurtenant structures and service facilities, and is capable of furnishing a performance and payment bond of not less than THREE MILLION DOLLARS ($3,000,000.00).

1.9           “General Manager” shall mean the person selected by Manager and approved by the Tribal Representative, who is experienced in the operation, maintenance and accounting for a Gaming Operation.  Such General Manager shall be employed by the Manager and shall be the person responsible for and with the necessary authority for carrying out the duties and responsibilities of Manager as set forth herein in connection with the operation of the Facility.  The General Manager shall be engaged during the term of this Agreement.

1.10         “Management Agreement” shall mean this Agreement.

1.11         “Net Revenues” shall mean gross gaming revenues of the Gaming Operations less (a) amounts paid out as, or paid for, prizes; and (b) total Gaming-Related Operating Expenses, excluding management fees.

1.12         “Non-Gaming Net Revenues” shall mean gross revenues from all non-gaming sources, including without limitation, restaurant, food service and gift shop activities, less total non-gaming related operating expenses calculated in accordance with generally accepted accounting principles (GAAP).

1.13         “Project Approval” means approval of this Gaming Management Agreement and authorization by Manager to conduct Class II Gaming (as defined in the Act) by the Chairman of the National Indian Gaming Commission (“NIGC”).

1.14         “Project” means the Gaming Facility developed and constructed by Manager for the conduct of Gaming Operations defined as “Class II Gaming” in Section 2703, Subsection 7(A} of the Act.

1.15         THIS SECTION INTENTIONALLY LEFT BLANK.

1.16         “Property” shall mean a parcel of land, more particularly described in Exhibit A attached as a part hereof, on which the Business Committee, on behalf of the Tribe, will build the Facility, which parcel is held by the United States in trust for the Tribe.

1.17         “Start-up Expenses” shall mean all expenses necessary to prepare for the commencement of Gaming incurred which are not otherwise Operating Expenses incurred under Section 1.6 of this Agreement.  Start-up Expenses shall include costs to the Business Committee, on behalf of the Tribe as set forth in Section 2.2 A hereof, and the cost to Manager for legal and other professional fees incurred on behalf of the Gaming Operation with the specific approval of the Manager, which approval shall not be unreasonably withheld, incurred for purposes of entering into or obtaining approval of this Agreement.  Start-up Expenses also shall include, but not be limited to, necessary salaries, consulting fees, employee background checks and training, marketing expenses, supplies, inventories, uniforms, utility costs, travel and similar expenses necessary to prepare for the commencement of Gaming, together with such other expenses incurred with the approval of the Tribal Representative and Manager.

1.18         “Tribal Land” means any property which may in the future, or which presently fits within the definition of “Indian Land” at Concho, Oklahoma, for purposes of establishing tribal or federal jurisdiction and regulatory authority over gaming activities.

1.19         “Tribe” means The Cheyenne and Arapaho Tribes of Oklahoma, acting by and through its then designated Business Committee.

1.20         “Tribal Representative” shall mean the person appointed in accordance with this Agreement by the Business Committee.

1.21         “Tribal Gaming Board” shall mean the body of the Tribe authorized to regulate the Gaming Operation pursuant to the Cheyenne-Arapaho Tribes of Oklahoma Gaming Ordinance adopted April 3, 1993.

ARTICLE II
EMPLOYMENT OF MANAGER

2.1           General Responsibilities of Manager.  Tribe hereby retains and engages Manager commencing as of the Effective Date (as defined in Section 19.8 hereof).  Manager’s responsibilities include assisting Tribe with the obtaining or selection of desirable locations and facilities for the conducting of Class II and other desired gaming by Tribe both within and outside the Tribe’s last reservation boundary, including the funds needed for any necessary construction, remodeling, equipping of the facility with gaming equipment and machinery, staffing, staff training, marketing and promotion and to fund an initial house bank sufficient to begin operation and safely cover all initial wagers and payouts.  Manager shall establish an adequate advertising and marketing budget and shall place all necessary advertising.  Manager shall thereafter have the exclusive right to manage said Gaming Facility on behalf of Tribe in compliance with (i) the terms of this Agreement; (ii) in accordance with the Act or other applicable Tribal and/or Federal law; and (iii) in accordance with the Cheyenne-Arapaho Gaming Ordinance.  Manager shall maintain and provide food and beverage services for patrons of the Facility.  Such food and beverage services shall be maintained and accounted for separately.  Manager shall promptly pay all bills of the Gaming Operation when they become due with funds of the Gaming Operation.  Manager, after consultation with the Tribal Representative, shall establish a schedule during which the Facility shall be open for business.  Manager shall use actual market experience after opening to ascertain whether the schedule needs to be modified after taking into consideration the cost of operation during any given period and the revenues to be expected during that same period.  Additionally, the Manager shall be responsible, if applicable, to supply NIGC with all information necessary for the Commission to comply with the regulations of the Commission issued pursuant to the National Environmental Policy Act (“NEPA”).  This Agreement shall not transfer or, in any other manner, convey any interest in land or other real property.

2.2

A.            Manager’s Role in Negotiating Tribal Compact.  Manager will provide, on behalf of the Tribe, legal counsel of Tribe’s choice to work with the Tribe at a cost not to exceed Seventy-Six Thousand and No/100 Dollars ($76,000.00) in negotiating this Management Agreement and related documents and a Tribal compact with the State of Oklahoma or other appropriate governmental body.  Manager shall participate in such negotiations at its sole cost.  All such participation shall be under the supervision of legal counsel to the Tribe and the Tribal Representative.  The funds advanced shall be Start-up Expenses.  In addition, Manager shall pay all reasonable costs incurred by the Business Committee in doing due diligence, including one trip to Minneapolis, Minnesota.  The cost of the due diligence trip to Minnesota shall be paid by Manager and shall not be a Start-up Expense or an Operating Expense, and shall not be included in the loan from Manager.

B.            Construction of Facility.  Following the Effective Date of this Agreement, the Business Committee, on behalf of the Tribe, shall undertake all steps necessary to construct the Facility, including, without limitation, the following:

1.             Architect, Engineering and Design.  The Manager shall retain the architectural firm of Korsunsky Krank Erickson Architects, Inc. and the civil engineering firm of Fox & Drechsler, Inc. to design the Facility, including the water and sewage facilities and site development; provided that the design, construction and maintenance of such facilities and site shall meet or exceed all reasonable minimum standards which would be imposed on such facilities by existing State or Federal statute or regulation which would be applicable if the Facility were located outside of the territorial boundaries of the Tribe, although those requirements would not otherwise apply within those territorial boundaries subject to such lesser standards as may be approved by the Tribal Representative; provided further, that nothing in this subsection shall grant any jurisdiction over the Property or its development and management to the State of Oklahoma or any political subdivision thereof.  Design of the Project shall commence immediately.  The General Contractor employed by the Tribe shall be responsible for building the Facility in accordance with the plans and specifications and for providing all materials, equipment and labor to construct and initially equip the Gaming Operation as necessary, including site development, and for supervising the construction, renovation or modification of the Facility so as to comply with the terms of any loan agreement to be executed.  The design and construction of the Facility will adequately protect the environment and the public health and safety.

2.             Supervision and Construction.  The architect shall have the responsibility to supervise the completion of all the construction, development, improvements and related activities undertaken pursuant to the terms and conditions of the contract with the General Contractor.  The Tribe has retained the firm of McKinney Partnership as inspecting architect to approve the plans and inspect the Facility during construction, provided that the inspecting architect’s fee shall not exceed Fourteen Thousand and No/100 Dollars ($14,000.00).  Manager shall loan to the Business

Corporation a sum not to exceed Five Million Eight Hundred Thousand and No/100 Dollars ($5,800,000.00) to build, equip and operate the Facility.  Such loan shall bear interest at the rate of 9.25% per annum and shall be amortized over seven (7) years.  Any balance remaining shall be due and payable on or before May 31, 2001 (seven (7) years from commencement of operation).  Out of such loan proceeds, Manager shall provide all funds necessary for such architectural and engineering services and construction.

3.             Construction Commencement and Completion.  The contract with the General Contractor shall contain such provisions for the protection of the Tribe as it shall deem appropriate, and shall provide that construction of the Facility shall commence within ninety (90) days following the later of the Project Approval and the granting of all approvals necessary to commence construction, and shall also provide that the General Contractor shall exert its best efforts to complete construction within ten (10) months after commencement of construction.  The General Contractor shall warrant the construction to be free of defects and unworkmanlike labor for a reasonable period to be agreed upon by Manager, Tribal Representative and General Contractor.  The Manager is authorized to sign the contract with the General Contractor and all necessary subcontractors, and to make provision for periodic payments during construction.

C.            Fire and Safety.  The Facility on the Property shall be constructed and maintained in compliance with all fire and safety statutes, ordinances and regulations which would be applicable if the Facility was located outside of the exterior boundaries of the territory of the Tribe, although those requirements would not otherwise apply on that territory; provided, that nothing in this subsection shall grant any jurisdiction to the State of Oklahoma or any political subdivision thereof over the Property.  Law enforcement shall be provided by Tribe.

Fire protection and emergency medical services shall be provided by Tribe, either directly or pursuant to an intergovernmental agreement secured by the Tribe.  The reasonable cost of such services shall be borne by the Gaming Operation.

D.            Equipment, Furniture and Furnishings Acquisition and Cost.  Manager shall provide necessary bingo and other Gaming equipment, furniture and furnishings, with the approval of the Tribe, and Manager agrees to loan to the Tribe the funds therefor on the terms set forth herein for the purchase of such equipment for the Project, provided that the Manager may expressly agree that some or all of such equipment may be leased or financed with financing secured by Manager for the Tribe.  In such event, the costs of such Lease(s) (whether a financing or capital lease) or such financing shall be an Operating Expense of the Gaming Operation.

E.             Working Capital.  Upon completion of construction, Manager agrees to provide to the Tribe a sum not to exceed One Hundred Thousand and No/100 Dollars ($100,000.00) for the eventual use as Working Capital in the operation of the Gaming Operation (the “Working Capital”); provided however, when such sum is not needed, in the judgment of the Tribal Representative, it shall be returned to Manager and credited to the principal due under the note.  Any amounts provided by Manager to the Tribe for Working Capital under this Section shall be payable and shall accrue interest at the rate set forth in the note, subject to the limitations contained in the note.

F.             Damage or Impossibility of the Gaming Operation.  If, during the term of this Agreement, the Facility is damaged or destroyed by fire, war, or other casualty, or by an Act of God, and such damage was not the result of an intentional act of the Manager (any such occurrence being referred to herein as a “Casualty”), or if Gaming on the Property is prohibited as a result of a decision of a court of competent jurisdiction, or by operation of any applicable legislation (any such prohibition being referred to herein as a “Legal Prohibition”), Manager shall have the following options:

1.             Maintenance of the Facility.  In the event of a Legal Prohibition, Manager shall have the option to continue its interest in this Agreement and to commence or recommence the operation of Gaming at the Facility at any time prior to the date eighteen (18) months after the effective date of the Legal Prohibition if at some point during such eighteen (18) month period such commencement or recommencement shall be legally and commercially feasible in the sole judgment of Manager.

2.             Repair or Replacement Option.  In the event of a Casualty, Manager may, in its sole discretion, within one hundred eighty (180) days after the date of the Casualty, undertake to reconstruct the Facility to a condition where Gaming can once again be conducted at the Facility.  If Manager undertakes to reconstruct the Facility and if the insurance proceeds are insufficient to reconstruct the Facility to a condition where Gaming can once again be conducted at the Facility, Manager shall supply such funds necessary to reconstruct the Facility to such condition and shall have the sole right to adjust and settle any and all claims for such insurance proceeds.  Should Manager use any funds of Manager beyond those provided by insurance proceeds, such funds shall be considered a loan to the Tribe and, consequently, shall become part of the repayment obligation of the Tribe to Manager; provided, however, that Tribe must consent in writing to any additional Joan and in no event shall the total amount loaned to the Business Corporation exceed 55.8 million without the written consent of the Tribe.  If the insurance proceeds are not used to repair the Facility, the Business Committee, on behalf of the Tribe, shall have the sole right to adjust and settle any and all claims for such insurance proceeds, and such proceeds shall be applied (i) to the amounts due under the Note (including principal and interest); (ii) to pay any undistributed Net Revenues pursuant to this Agreement; and (iii) any surplus shall be distributed to the Tribe.  In either event, Manager may elect to terminate this Agreement

3.             Recommencement of Gaming.  After the Management Agreement has commenced, if after a period of cessation of Gaming on the Property the recommencement of Gaming is possible, and if Manager or Tribe has not terminated the Management Agreement under the provisions of this Agreement, and the provisions of the Management Agreement shall also recommence and the period of such cessation shall not be deemed to have been part of the term of the Management Agreement and the date of expiration of the term of the Management Agreement shall be extended by the number of days of such cessation period.  Any reasonable payments made to any third party to eliminate rights acquired in the Property, Facility or Gaming Operation during the period of cessation shall be deemed an Operating Expense of the Gaming Operation.

4.             Alcoholic Beverages and Tobacco Sales.  During the term of this Agreement, no alcoholic beverages shall be served on the Property, unless the Business Committee, on behalf of the Tribe, and Manager mutually agree to the serving of such beverages, and unless the serving of such beverage is otherwise in accordance with applicable law.  Tobacco may be sold at the Gaming Operation by the Tribe if such sale is in accordance with the provisions of applicable law and with any agreements between the Tribe and any agency thereof and any other governmental entity.  The revenues of any such tobacco sales shall be revenues of the Tribe, exclusively.  The operation and all employees shall be under the direction of the Tribe; however, such employees shall meet the standards imposed by Manager on other employees of the Gaming Operation.

G.            Security Force.  Manager shall be responsible for providing a security force sufficient to reasonably assure the safety of the customers, personnel, monies, and property of the Gaming Operation.  Such security force shall be comprised of security officers employed directly by the Tribe, or provided under a contract with a third party and the Tribe, who shall report directly to the Manager, and each security officer shall be bonded in sufficient amounts commensurate with their enforcement duties and obligations.  The cost of such security force shall be included in the Operating Expenses of the Gaming Operation.

H.            Transportation.  Manager shall provide transportation to Concho, Oklahoma from the western regions of the Tribe to western Tribal members so that such members who do not have accessible daily transportation may be employed at the Facility during both construction of the Project and after opening the Facility.  Such transportation shall consist of two step-van type vehicles, accommodating at least nine passengers each.  The cost of leasing and operating the vehicles shall be an expense of the Gaming Operation.  Prior to commencement of operations, the cost of leasing and operating the vehicles shall be a Start-up Expense and shall be loaned to the Tribes by Manager.

2.3           Responsibilities of the Tribe.  Tribe agrees to assist Manager (i) by gaining timely Project Approval of this contract by NIGC; (ii) by using its best efforts to secure a BIA Joan or loan guaranty in the maximum amount obtainable; (iii) by timely obtaining a Class III Gaming Compact with the State of Oklahoma or such other appropriate governmental bodies by which Tribe can legally operate a full and satisfactory range of games in” order to enhance the financial benefits of the Facilities to Tribe and Manager and to insure the financial feasibility of the proposed projects; (iv) by using its best efforts to cause sewer, water and electricity, adequate for the Project to be extended to the site at no cost to Manager or Gaming Operation; and (v) by timely promulgating appropriate Tribal gaming laws and regulations by which Manager can be guided and by which Tribe will exercise the required Tribal control and regulatory authority over its gaming industry.  Other than the existing sales tax on certain gift shop items and the Entertainment Tax of 51.00 ( contained in Chapter 5 of the Tribe’s General Revenue and Taxation Act of 1988, as amended on October 5, 1991), Tribe agrees to refrain from the promulgating or enforcing of laws or the assessing or collecting of taxes on the operation of the Gaming Facility or Manager, including all profit centers and activities therein which, in the judgment of Manager, might serve to reduce the benefits of this agreement to Manager during the term of this agreement, and in the event any such law or assessment exists or is duly promulgated, Tribe, by this agreement, exempts the Gaming and related business activities of this Facility therefrom for the term of this agreement and waives payment and enforcement of same.  Any such change of law or regulation will be applicable to the subject facility during the term of this agreement only with the written consent of Manager.  In the event the Tribe imposes a tax, fee or other charge in contravention of this Section, the Tribe shall be obligated to reimburse Manager within seventy-two (72) hours.  If the Tribe fails to reimburse Manager within seventy-two (72) hours, Manager shall be entitled to deduct the amount of the required reimbursement from the Tribe’s share of Net Revenues otherwise distributable under Section 6.1 of this Agreement.

2.4           Term of Agreement.  This agreement shall be for a term of seven (7) years from the date of the first day said Facility is opened for business.  In the event a compact permitting Class III Gaming is properly secured, it is the intention of the parties hereto to negotiate in good faith to cause the term of this Agreement to be extended and expanded to permit the development of Class III facilities.  Tribe agrees that it will use its best efforts to seek appropriate approvals from NIGC for such extensions and expansion.  In the event such approval is not obtained, Manager shall have no obligation to proceed with the expansion of the facilities.

ARTICLE III
EMPLOYEES AND OPERATIONS

3.1           Personnel.  All employees of the Gaming Facility (other than the General Manager) shall be considered employees of the Gaming Enterprise assigned to said Tribal Gaming Facility under the authority and supervision of Manager.  Subject to the provisions of Section 3.1 (D), all responsibility for employment decisions, including, but not limited to, the hiring, firing, promotion, transfer, compensation and discipline of said employees shall, however, be the sole responsibility of Manager, who shall make such decisions in accordance with the rules, regulations, policies and procedures and prudent employment practices established by Manager and reasonably approved by Tribe for use in the operation of the Gaming Facility.  Tribe agrees not to attempt to influence employment decisions based on political or family relationships.

A.            Tribal Hiring Preference.  The parties to this agreement have agreed that preference will be given to qualified Tribal members for all available and vacant positions of employment with the Gaming Facility.  Next preference will be given to Native American persons who are not Tribal members.  Final determination of the qualifications of Tribal members and all other employees for employment shall be made by Manager.

B.            Hiring Process.  Tribe shall maintain a file of current applications of Tribal members who desire to be considered for employment with the Gaming Facility.  At such time as a vacancy or opening occurs or is anticipated to occur by Manager, Manager will request such applications be delivered by Tribe for consideration.  If no qualified applicants are available, and Manager does not have sufficient time to train before placing the new hire in the position, then Manager may at Manager’s discretion choose to hire a non-Tribal member of Manager’s choice.  The parties agree that adequate education and experience are an absolute requirement for placement in many management and supervisory positions that will be required for the operation of this Gaming Facility.  In addition, specific training and experience will be required for persons selected to fill other non-management positions.  Every reasonable effort will be made to place Cheyenne and Arapaho tribal members in middle level .and top level managerial positions.  The management shall be prepared to give clear explanations upon request of Tribe as to the finding that tribal members who otherwise meet the minimum standards for employment are not hired.  Manager will establish such training activities as may be necessary to maintain an adequately skilled work force for the facility once operation has begun.  However, due to the large number of employees that will be required to begin operation of the Facility, and the limited time that will be available for training of the work force, the preference in employment will be waived for staffing during the initial stages of the commencement of operations.  It is expected that many of these positions will be filled by persons recruited from present or recent employment with other gaming facilities, both Indian and non-Indian.

C.            Emergency Hiring.  Manager may, at its discretion, declare any key position that becomes vacant to be an emergency vacancy for immediate employment of any person who Manager deems to be competent in education, training and/or skills required to satisfactorily perform in the subject position.  Any such position must be one which in Manager’s opinion or judgment an extended vacancy would cause substantial loss of revenue, quality of service, or otherwise jeopardize the level of performance and thus the reputation of the Facility.

D.            Security Clearance and Background Reviews.  Tribe shall conduct such adequate background review as is necessary and appropriate to the position to be filled and the responsibilities of such position within the Facility.  Any such review shall be sufficient to meet the requirements of the Act and regulations promulgated thereunder, where applicable, the tribal compact, if any, and such reasonable regulations as may be promulgated by the Tribe.  The background investigation procedures employed by the Tribe shall be formulated in consultation with Manager and shall satisfy all regulatory requirements.  The cost of such reviews, and regulation of the Gaming Enterprise shall be paid by Tribe out of the Entertainment Tax referred to in Section 2.3 hereof, and Manager shall cooperate and assist Tribe where necessary in obtaining such information as is necessary to adequately carry out this task.  In the event that Tribe does not approve the hiring of any person, that person shall not be employed by Manager at the Gaming Operation.

3.2           Manager’s Representative.  Manager shall appoint and hire as its representative on site the General Manager who shall serve in the capacity generally described below:

A.            General Manager of the Facility with primary authority over all other employees, and who will make, or delegate to an appropriate staff-member responsibility and authority for the making of all day-to-day business decisions required at the Facility.  The General Manager shall have ultimate authority over such delegated tasks and shall adequately supervise and monitor same to secure the successful exercise of such authority by his staff.

B.            Tribal Coordinator.  Tribe, through and by its Business Committee shall select and employ a person to serve as Tribal Coordinator who shall serve at the pleasure of the Tribe Tribal Coordinator shall be paid by the Gaming Operation at a salary of $30,000 per year.

C.            Compensation of General Manager and Tribal Coordinator.  The positions as described in paragraphs 3.2 A. and 3.2 B. hereof, as with all other employment positions within the Gaming Facility, shall provide compensation by salary, pay scale and other appropriate and desirable compensation and benefits as are appropriate to the responsibilities of such position, and that is competitive in the gaming and recreation industry.  In the event that the originally appointed persons shall not be able, or shall hereafter choose not to serve in these capacities, then in such event, Manager and Tribe shall have the sole authority for the selection of any replacement of their appointee with a qualified person or persons of their choice.

3.3           Security.  Manager shall select and employ, on behalf of the Enterprise, personnel to reasonably insure the safety and security of the Facility (including any parking lots or garages) and guests, employees arid the handling of monies related to the Gaming Operations or any other revenue center within or connected to the Gaming Facility, including a Director of Security, who shall report to General Manager on site and shall provide a copy of any written report directly to Manager.  Manager shall work toward establishing a security force of a high level of training and expertise.  All reports and information from the Director of Security shall be made immediately available to the Tribal Gaming Board as established under the Tribal Gaming Ordinance.  All expenses of such security activities shall be an Operating Expense of the operation of the Facility, including professional training, uniforms, transportation and any arms or other equipment reasonably necessary, in the judgment of Manager, to the proper fulfillment of the responsibilities of the security force.

3.4           Limited Appointment of Manager as Independent Contractor to Tribe.  This agreement does not transfer any interest in the Property to Manager.  Manager, however, is hereby appointed, delegated, employed and authorized to act on behalf of Tribe as Tribe’s Independent Contractor in carrying out a variety of duties necessary to the proper and efficient management and operation of the Gaming Facility on behalf of Tribe as follows:

A.            Operation of General Business and Business Affairs.  Manager shall manage the day-to-day operation of the Gaming Facility, including, but not limited to, the general business and business affairs in connection with financing, construction, improvement, development, operation, management and maintenance of the Facility, real estate and all improvements to the Property set aside for the use of Manager and for the operation of the Gaming Facility.  In carrying out these duties and responsibilities, Manager promises and agrees to comply with the letter and spirit of this agreement, its terms and conditions.  Manager is not authorized or empowered to obligate Tribe or to pledge tribal assets to secure any debt or obligation of the Gaming Facility.

B.            Management and Control.  Manager shall have the exclusive authority over, and right to control of, the day-to-day management and control of the Gaming Operation and all non gaming activities other than the smoke shop, its employees, customers, revenues and any and all property and assets assigned, located or otherwise used at or for the Gaming Facility.  Such authority shall include all decisions regarding games played and the rules of play for such games, the odds or payouts of such games, and the profit margins to be used in the sale of any goods or services to be sold on the premises, all in compliance with the compact, the Tribal Gaming Ordinance, and/or industry standards.  The control exercised by Tribe over the Gaming Facility and the Gaming Operation shall be exercised through the comprehensive Tribal Gaming

Ordinance and regulations appropriately promulgated thereunder, the terms of any approved Class III compact, and the terms of this agreement.

C.            Collection, Deposit and Disbursement of Revenues.  As Tribe’s Independent Contractor, Manager shall collect, receive and account for, on behalf of Tribe, all revenues generated and resulting from the operation of the Gaming Facility.  Such revenues shall be deposited into an account or accounts of the Gaming Operation with such bank or banks as Manager may choose, with the approval of Tribe, with the sole signatories to be Manager or Manager’s duly authorized representatives designated for those purposes.  Manager is hereby authorized to make all such disbursements and expenditures as are necessary from said account in order to fund all Gaming Operations and other expenses related to the Gaming Facility, including, but not limited to, Operating Expenses and non-gaming operating expenses; and the disbursement of Net Revenues and Non Gaming Net Revenues due Tribe and Manager.  All such expenditures and disbursements shall be clearly represented within and on the regular monthly financial statement or report provided by Manager to Tribe as more specifically set forth herein below.

ARTICLE IV
ACCOUNTING AND FINANCIAL REPORTING

4.1           Accounting.  Manager shall provide for the establishment and maintenance of satisfactory accounting systems and procedures that shall, at a minimum: (a) include an adequate system of internal accounting controls; (b) permit the preparation of financial statements in accordance with generally accepted accounting principles; (c) be susceptible to audit; (d) allow the Class II Gaming Operation, the Tribe, and the Commission to calculate the annual fee under the Act; (e) permit the calculation and payment of the Manager’s fee; and (f) provide for the allocation of operating expenses or overhead expenses among the Tribe, the tribal Gaming

Enterprise, the Manager, and any other user of shared facilities and services.  Any such allocation shall be reasonable, and shall be acceptable to both Tribe and Manager.

4.2           Financial Records and Statements.  Manager shall maintain full and accurate books of account upon the premises and provide access to Tribe or Tribe’s delegated representative for the inspection of such books of account at any time.  Such books shall be kept in compliance with generally accepted accounting principles, and pursuant to the requirements of the Act and the terms of any approved compact for Class III gaming.  Manager shall prepare and provide to the Tribe comparative financial statements monthly, quarterly and annually of all sales, revenues and all other amounts collected and received, and all deductions and disbursements made therefrom in connection with the Gaming Operation and in conformance with the budget.  An independent, qualified Certified Public Accountant selected by the Tribal Representative after discussions with the Manager shall perform an annual audit of the Gaming Operation and of all contracts for supplies, services or concessions for a contract amount in excess of $25,000.00 annually (except contracts for professional legal or accounting services) reflecting Operating Expenses as defined herein.  The costs incurred for such audits shall be an Operating Expense of the Gaming Operation.  Such audits shall be provided by the Business Committee, on behalf of the Tribe, to all appropriate governmental agencies, as required by law, and may be used by Manager for reporting purposes under Federal and State securities laws, if required.

A.            Certified Public Accountant.  Manager shall employ, as an Operating Expense, a bookkeeper, certified public accountant or accounting firm to oversee the performance of such accounting tasks as are required to meet the requirements of this agreement, and in order to assist Manager with the financial information needed to fully and properly carry out the general duties and responsibilities of Manager hereunder.  Manager shall design and install systems for insuring the security of all funds and maintain and police such systems as Manager sees fit.  The person or firm so retained by Manager shall be independent from the CPA defined in paragraph 1.2 hereof.

B.            Daily Reports.  Manager shall ensure the capacity to determine the daily revenues, including the gross handle and hold of the Gaming Facility, and shall communicate daily results to the Tribe.

C.            Financial Reporting.  Manager shall provide separate accountability and financial reporting for all non-gaming profit centers as exist within the Facility or as may be otherwise related to the Gaming Facility, such as restaurants, gift shops, hotels or otherwise.

D.            Deposit of Proceeds.  Proceeds from all such profit centers shall be deposited and secured by Manager for deposit at such bank or banks as may be selected by Manager and Tribe.

E.             Cash Management System.  Manager shall establish a cash management system which is adequate to safeguard the funds of the Gaming Operation.  The Tribe shall have the right to oversee the cash management system, including video surveillance.

F.             Tax Withholdings on Winnings.  Manager shall be responsible for reporting and withholding taxes with respect to the winnings from gaming or wagering operations as may be required by the Internal Revenue Code of 1986, as amended.

G.            Internal Revenue Code.  Manager shall be responsible for compliance with all other lawful requirements imposed by the Internal Revenue Code.

4.3           Depositories and Accounts.  Manager shall, as agent for Tribe, establish sufficient bank accounts as are deemed necessary and appropriate to the proper management and control of all revenues generated upon the Facility Manager and Tribe shall mutually determine those depositories to be used for these purposes.

A.            Tax Identification Number.  Manager will not use the Tribal Tax Identification Number for any or all such accounts.  Manager shall secure a separate Tax Identification Number for the Gaming Enterprise as a means of insuring against any and all claims of third parties, including creditors or state and federal authorities who make any claim against Manager.  The use of such Tax Number shall not change or reduce the authority of Manager over the use or disbursement of such monies as is otherwise authorized by this agreement.

B.            Change of Depository.  With the consent of the Tribal Representative, Manager may from time to time change the depositories used for the facility, but shall be required to give Tribe notice of Manager’s intent so to do no less than twenty (20) days previous to any such change in depositories.  Failure of the Tribe to object within such twenty (20) day notice shall be deemed to be approval of the change in depositories.  Such notice shall contain a full and complete statement of the reason for such change and the basis upon which such selection of the new depository was made.

ARTICLE V
REVENUES, PROFITS AND TAXES

5.1           Determination of Net Revenues and Non-Gaming Net Revenues.  For the purposes of determining Net Revenues in order to calculate the proper distribution of profits between Tribe and Manager, Net Revenues are defined in paragraph 1.10 hereof and Non-Gaming Net Revenues are defined in Paragraph 1.11 hereof.

5.2           Distribution of Profits.  The distribution of profits shall be made within twenty (20) days of the close of each calendar month, following calculation of Net Revenues and Non-

Gaming Net Revenues by Manager and after report of said calculations and the resulting distribution plan is delivered to Tribe.  All payments to the Tribe of its share of Net Revenues and Non-Gaming Net Revenues or its guaranteed payment shall be deposited as instructed, in writing, from time to time.  Tribe and Manager shall bear the burden of any loss for non-gaming operations in the following ratio: 65% Tribe and 35% Manager.  Any such loss shall be deducted from Net Revenues before payment of Management Fees or disbursement of Net Revenues to Tribe.

A.            Objections to Calculations.  Any objection or difference of opinion that Tribe might have with the manner of calculation shall be the subject of good faith negotiation between the parties.

B.            Waiver of Objections.  Tribe shall endeavor to review the reports referred to in paragraph 5.2 above promptly.  Failure of Tribe to raise any such objection within sixty (60) days of such distribution report shall result in the waiver by Tribe of such objections, unless Manager has failed to adequately report income and expense or has failed to properly calculate the distributions, and in the absence of fraud, Tribe shall be estopped from making such objections thereafter.

C.            Miscalculation.  In the event that it is determined as a result of timely objection of Tribe that Manager is indebted to Tribe for miscalculation or otherwise, Tribe shall be entitled to repayment of such amounts as are determined to be owed, with interest at the current treasury bond rate at the time such determination is made and entered.  Likewise, any such debt or judgment awarded Manager against Tribe shall earn interest at the same rate, and in either case such award may be paid immediately or out of future Net Revenues and Non-Gaming

Net Revenues.  Terms of repayment shall be negotiated in good faith by the parties hereto.  Upon failure of the parties to agree, such terms shall be established by the Tribal Gaming Board.

5.3           Fiduciary Relationship of Manager to Tribe.  In the carrying out of Manager’s duties and responsibilities under this agreement, Manager acts as the fiduciary of Tribe and shall be held to the traditional standards of a fiduciary therein.

ARTICLE VI
COMPENSATION AND REIMBURSEMENT

6.1           Management Fee.  In consideration of the performance of the duties and obligations assumed by Manager hereunder, Tribe agrees that Manager shall receive compensation equal to the sum of (i) the lesser of (a) thirty percent (30%) of Net Revenues, or (b) thirty-five percent (35%) of Adjusted Net Revenues plus (ii) 30% of Non-Gaming Net Revenues.  Adjusted Net Revenues shall mean Net Revenues plus depreciation and amortization determined in accordance with GAAP, less all amounts paid to retire the principal balance of any loans.  After payment of the Management Fee to Manager, remaining Net Revenue and Non-Gaming Net Revenues shall be paid to Tribe.  Management Fees shall be calculated monthly and adjusted annually.  The annual adjustment shall be reviewed and confirmed by the CPA.

Tribe agrees that it shall pay all principal payments required to be made on any loans provided to the Gaming Operation out of Tribe’s share of Net Revenues and Non-Gaming Net Revenues.  Manager is hereby empowered to make such payments directly to the holder of any such loan out of Net Revenues and Non-Gaming Net Revenues from the Gaming Facility before any distribution to the Tribe.

6.2           Justification for Manager’s Compensation.  The agreement between Tribe and Manager is based on the substantial investments, obligations and liabilities to be made or incurred by Manager of in excess of approximately Five Million Dollars and No/100 Dollars

($5,000,000.00) required of Manager in order to build the Facility and to purchase, lease or otherwise obtain all utilities, start-up costs, gaming equipment, machinery, devices and furnishings necessary to Tribe’s Gaming Facility as planned.  As further consideration for the expenditure and investment required of Manager, Tribe extends the term of this agreement from five (5) years to seven (7) years in order to allow Manager sufficient time to recoup the initial investment made and to gain what the parties believe to be adequate earnings on said investment.  Tribe will urge the approval of these terms by the National Indian Gaming Commission, or such other appropriate federal agency as required.

6.3           Guaranteed Payment to Tribe.  Manager agrees that the Tribe shall receive a minimum monthly distribution of Net Revenue pursuant to Section 5.2 hereof in the amount of Five Thousand and No/100 Dollars ($5,000.00) (“Monthly Guaranteed Payment”), the first payment due on or before the twentieth (20th) day of the second full month of operation of the Facility and due on or before the same date of each month thereafter throughout the term of this Agreement, without regard to the profitability of said Gaming Facility.  In addition, Manager agrees to make an additional monthly payment to Tribe of Ten Thousand and No/100 Dollars ($10,000.00) per month (“Additional Payment”) after payment of all Operating Expenses and Joan amortization, but before any payment to Manager of Net Revenues.  (The first year of operation shall be prorated).  At such time as Tribe shall have received One Hundred Twenty Thousand and No/100 Dollars ($120,000.00) in total distributions of the aggregate of Additional Payments and Net Revenues in any calendar year, no further Additional Payments shall be paid to Tribe during that calendar year; however, the Monthly Guaranteed Payment shall continue.

ARTICLE VII
REIMBURSEMENT OF DEVELOPMENT COSTS - LOAN

7.1           Repayment of Loan.  Certain expenditures have been, and/or will be, made, secured or arranged by Manager, toward the development, including construction and remodeling of this Gaming Facility.  Such expenditures include but are not limited to the purchase of equipment, machinery, furniture and fixtures, as well as attorney fees and related transactional expenses.  All such expenses will be evidenced by a Note or Notes or a Loan Agreement or Loan Agreements to be negotiated in good faith.  All interest charged on any such loans shall be equal to Manager’s interest cost and shall otherwise be competitive and commercially reasonable rates, after taking into consideration the nature and term of the loan and the security available .for repayment thereof.  The initial loan, in the approximate amount of Five Million Eight Hundred Thousand and No/100) Dollars ($5,800,000.00), shall bear interest at the rate of 9.25% per annum and shall be amortized over seven (7) years.  Such loans are hereby secured by the Business Corporation’s pledge of removable equipment, furniture and trade fixtures purchased with funds loaned to the Business Corporation, and by the future gaming revenues from the Gaming Operation or the Gaming Facility.  The furniture, trade fixtures and equipment and gaming revenues shall be the sole source of repayment and collateral and neither the Tribe nor the Business Corporation shall have any other responsibility for retirement of the debt.  The real property, including the building and all permanent equipment and fixtures which become realty under Oklahoma law, shall not be collateral for the loan.  During the term of this Agreement as long as Manager is managing the Gaming.  Enterprise, in the event that cash flow from operations is inadequate to pay principal or interest on the Loan, any shortage shall be suspended until cash flow is adequate to cure such delinquency and any such suspension shall not cause an default in the Loan Documents.

7.2           Limitations on Loan.  Tribe and Manager agree that Manager’s initial development costs for the Project shall not exceed Five Million Eight Hundred Thousand and No/100 Dollars ($5,800,000.00) in costs, credit or other forms of financial contribution by purchase of gaming equipment and other necessary equipment, machinery and furnishings, including overhead, financing costs and for funding of the house bank and initial payroll and pre-opening costs, and that the loan from Manager to the Business Corporation shall not exceed Five Million Eight Hundred Thousand and No/100 Dollars ($5,800,000.00).

7.3           THIS SECTION INTENTIONALLY LEFT BLANK.

7.4           Final Distribution.  Upon termination or expiration of this Agreement, Manager shall be entitled to receive from the Tribe, cash equal to thirty percent (30%) of the Gaming Operation undistributed Net Revenues and Non-Gaming Net Revenues.

ARTICLE VIII
NOTICE

8.1           Notices.  Any notice required to be given pursuant to this Agreement shall be delivered by certified mail addressed to Tribe at:

CHEYENNE AND ARAPAHO TRIBES OF Oklahoma

P.O. Box 38

Concho, Oklahoma  73022

and to the Manager at:

Southwest Casino and Hotel Corp.

c/o James B. Druck, President

2001 Killebrew Drive, Suite 345

Minneapolis, Minnesota  55425

and to NIGC at:

National Indian Gaming Commission

1850 M Street N.W., Suite 250

Washington, D.C.  20036

ARTICLE IX
WARRANTIES AND REPRESENTATIONS

9.1           Warranties and Representations.  The parties to this agreement warrant and represent to each other that they will each act responsibly to promptly request the approval of this agreement by the proper federal agency or commission; that they will take no action, nor fail to take appropriate action to secure the approval of this agreement.  Neither party shall attempt to alter the terms of this agreement without the written consent of the other, nor will they attempt to make assignment or transfer of their rights in whole or in part hereunder to any third party.  Tribe warrants to Manager that Tribe hereby exempts this Facility from any ordinance or regulation which will, by virtue of the enforcement of such ordinance or regulation, effectively amend or modify the terms of this agreement, or in any way reduce the benefits to Manager from this agreement whether presently existing or hereafter promulgated for the term of this agreement.

ARTICLE X
GROUNDS FOR TERMINATION

10.1         Breach by Manager.  This agreement may be terminated upon the written consent and approval of both parties, or by the Tribe in the event that any principal, employee or agent of Manager is found guilty of theft or embezzlement of monies or assets of the Tribal Gaming Operation.  For purposes of this section, a principal of Manager shall be defined as James B. Druck, Jeffrey S. Halpern or Robert C. Harvey.  However, in the event of such final determination of guilt, Manager may terminate such principal, employee or agent of Manager and make restitution for the amount lost and thereby preclude Tribe’s right to terminate.  This agreement may also be terminated by a final judgment of a court of competent jurisdiction as a result of a finding of a material breach of same.  Subject to Manager’s ability to cure any shortfall by restitution as provided above, it is specifically understood and agreed that this agreement may be terminated by the Tribe in the event that Manager fails to make any payment to the Tribe when due without good cause or reasonable explanation therefor (it being understood that mistake, inadvertence or other negligent error shall constitute “reasonable explanation” hereunder), which shall be considered a material breach of this agreement.  A material breach of this agreement shall include, but not be limited to, a failure of either party to perform any material duty or obligation on its part for any twenty (20) consecutive days.  However, neither party may terminate this agreement on grounds of material breach unless it has provided written notice to the other party of its intention to declare a default and to terminate this agreement, and the defaulting party thereafter fails to cure or take steps to substantially cure the default within sixty (60) days following receipt of such notice.  The discontinuance or correction of the material breach shall constitute a cure thereof.  In the event of any termination for cause, regardless of fault, the parties shall retain all monies previously paid to them pursuant to Article 6 (Compensation and Reimbursement) of this agreement; and the Tribe shall retain title to all Gaming Operation facilities, fixtures, improvements, supplies, equipment, funds and accounts (collectively, the “Gaming Operation Assets”), subject to the rights of Manager or any third party lender under: any Loan Agreements relating to the acquisition or financing of all or any portion of the Gaming Operation Assets, including but not limited to the Adjustable Rate Promissory Note, Security Agreement and Loan Agreement between the Tribe and Manager.  Notwithstanding the foregoing, to the extent Manager has, at the time of the termination, Net Revenues due under Article 6 of this Agreement, such Net Revenues shall be paid to Manager promptly upon termination.  In addition, Manager shall continue to have the right to repayment of unpaid principal and interest under the Note in accordance with the terms thereof.

10.2         Tribal Breach.  In the event of termination where the Tribe has breached this agreement, Manager shall not be required to perform any further services under this agreement and the Business Committee and the Tribe shall indemnify and hold Manager harmless against all liabilities of any nature whatsoever relating to the Gaming Operation or created by the termination of this agreement.  Any Net Revenues on hand- at the time of termination will be distributed in accordance with Article 6 of this Agreement.  Manager and the Tribe acknowledge and agree that termination of this Agreement may not be a sufficient or appropriate remedy for breach, and further agree that pursuant to the other provisions of this Agreement, including but not necessarily limited to, Sections 18 and 19, Manager shall have the right to pursue such remedies- (in addition to termination at law or equity) as it determines are best able to compensate it for such breach.  Manager shall specifically be entitled to recover its share of Net Revenues for the period commencing on the date of any breach by the Tribe and continuing through the remaining term of this Agreement.  In addition, the Tribe specifically acknowledges and agrees that there will be irreparable harm and that full damages will be difficult to determine if the Tribe commits any breach.  The Tribe further acknowledges and agrees that an injunction and/or other equitable relief is an appropriate remedy for a Tribal breach of this Agreement.  An ejection to pursue damages or to pursue specific performance of this Agreement or other equitable remedies while this Agreement remains in effect shall not preclude the injured party from providing notice of termination pursuant to the provisions of this Section 10.  Regardless of the remedy selected, Manager shall retain the right to repayment of unpaid principal and interest and other amounts due under this Agreement, the Note and Loan Agreement, and its continued interest in the Security Agreement.

10.3         Involuntary Termination Due to Changes in Applicable Law.  It is the understanding and intention of the parties that the establishment and operation of the Gaming Operation contemplated herein conforms to and complies with all applicable laws.  If this agreement, the Gaming Operation, any material aspect of Gaming or any material aspect of any tribal compact is determined by the Congress of the United States, the Department of the Interior, the National Indian Gaming Commission, or the final judgment of a court of competent jurisdiction to be unlawful under Federal or State law, the obligations of the parties hereto shall cease and this Agreement shall be of no further force and effect; provided that (i) Manager shall have the rights in Article 2.2 F. of this agreement; (ii) Manager and the Tribe shall retain all monies previously paid to them pursuant to Article 6 of this agreement; (iii) funds of the Gaming Operation (excluding working capital if it has not been repaid to Manager by the Tribe) in any account shall be paid and distributed as provided in Article 6 of this agreement; (iv) any monies loaned or secured or arranged by Manager to or for the Tribe under any note and loan agreements shall be repaid to Manager in accordance with the note and loan agreement (subject to acceleration by Manager in accordance with Article 10.1 hereof); and (v) the Tribe shall retain title to all Gaming Operation facilities, fixtures, improvements, supplies and equipment, subject to the rights of Manager under any security agreement and subject to any requirements of financing arrangements.

10.4         Manager’s Rights to Terminate.  In the event that conditions beyond the reasonable control of Manager occur, which in Manager’s sale discretion cause Manager to believe that this agreement cannot be reasonably performed by either party, Manager may terminate this agreement without penalty at any time prior to commencement of construction.  In addition, the Manager shall have the right to terminate this agreement any time within twenty-four (24) months after the date of this agreement if the conditions in Section 2.3 of this Agreement are not satisfied by the Tribe.  In either event, Manager shall continue to have the right to repayment of unpaid principal and interest, if any, under the Note and Loan Agreement, which amounts may be accelerated by Manager as set forth in Article 10.1 hereof.

10.5         Dissolution, Insolvency or Bankruptcy of Manager.  If the Manager is dissolved, executes any petition under the Bankruptcy Code, files for or is declared bankrupt, becomes insolvent, ceases to function as a business entity, fails to perform or otherwise is guilty of a material breach of this agreement, or if the Manager’s creditors cause to be executed any valid petition under the Bankruptcy Code then, upon the occurrence of any such event, Manager’s rights under this agreement shall cease and the agreement shall terminate.  An accounting shall thereafter be made and Manager or its successor or legal representative shall be entitled to a pro rata share of the profits earned to the date of insolvency or default and the right to repayment of any loans, and shall likewise be liable for any losses incurred to that date.

ARTICLE XI
INSURANCE

11.1         Public Liability Insurance.  The Manager shall maintain public liability insurance in the amount of at least 51,000,000 per person and 53,000,000 per occurrence.  Manager shall also keep the buildings, improvements and contents thereon insured for their full replacement value against Joss or damage by fire, with extended coverage endorsement and vandalism coverage.  The exact nature and extent of such coverage shall be agreed upon by the parties, and in the event of disagreement, an experienced and licensed appraiser shall be hired to determine same.  The Tribe will be named as an insured in al/ policies and Manager will supply to the Tribe written evidence satisfactory to the Tribe of such continuing insurance coverage annually thereafter.  Such insurance premiums and appraisal shall be an expense of operation.  Manager shall secure fidelity bonds or insurance acceptable to Tribe in an amount adequate to protect the accounts of the Enterprise on all persons with signature authority over accounts of the Enterprise and all persons with money room access.

ARTICLE XII
SUCCESSORS AND ASSIGNMENTS

12.1         Binding Effect.  The benefits and obligations of this agreement shall inure to and be binding upon the parties hereto, their respective successors and assigns, provided that neither party may assign or sublease their interest in this agreement without prior written approval of the other party.  Any assignment or sublease under this agreement shall be subject to approval by NIGC, and shall be preceded by a complete background investigation of such assignee or sub-lessee: Tribe understands that Manager is about to become a public company and will be subject to financial and other reporting requirements pursuant to Section 12 (g) of the Securities and Exchange Act of 1934.

ARTICLE XIII
RECORDATION

13.1         Recording of Agreement.  At the option of Manager, this agreement may be recorded in any public records.

ARTICLE XIV
NO PARTNERSHIP

14.1         Nothing in this agreement is intended to create or constitute the parties as partners together, or one to the other, and it is expressly agreed that this business relationship shall not be a partnership.

ARTICLE XV
ENTIRE AGREEMENT

15.1         This agreement represents the entire management agreement between the Tribe and Manager, and supersedes all other previous agreements, whether written or oral, that may have been entered into.

ARTICLE XVI
NON-INTERFERENCE

16.1         As a material and substantial consideration for the Tribe entering into this agreement, Manager agrees that neither Manager, its agents and employees shall interfere with or attempt to influence internal affairs or governmental decisions of the Tribe with the exception that Manager may choose to publicly or privately oppose any proposed act or decision that in Manager’s opinion would be detrimental to the gaming activity and profits to be earned therefrom.

ARTICLE XVII
EXECUTION IN MULTIPLE

17.1         This Agreement is being executed in five originals, one copy to be retained by each party and three to be presented for review of the appropriate Federal agency or commission.  All are equally valid.

ARTICLE XVIII
SOVEREIGN IMMUNITY AND JURISDICTION

18.1         Council’s Limited Waiver of Sovereign Immunity.  The Tribe does not waive, limit, or modify its sovereign immunity from uncontested suit, except as expressly provided in this Section 18.  The Tribe expressly waives its sovereign immunity from suit and consents to (i) submitting to the jurisdiction of the arbitration process provided for in Section 18.3 hereof and (ii) being sued in the United States District Court for the District of Oklahoma for the limited purpose of enforcing the covenants in this Agreement as between the Tribe and Manager (hereinafter referred to as “Claim”), including the arbitration provisions of Section 18.3 hereof.  The waiver of sovereign immunity contained in this Section is further limited as follows:

18.1.1 Monetary Damages.  The Tribe waives its immunity in connection with any arbitration award entered pursuant to section 18.3 hereof, and any court order to enforce such an award to the extent that such an award or order may be enforced or executed against (i) removable furniture, trade fixtures and equipment of the Gaming Enterprise; (ii) undistributed Net Revenues; (iii) undistributed Non-Gaming Net Revenues; and (iv)future proceeds of any other gaming operation conducted by the Tribe at the Gaming Facility or any other business operated in the Gaming Facility, and any arbitration award or order to enforce such an award may be enforced or executed against such proceeds.  The real property, including the building and all permanent equipment and fixtures which become realty under Oklahoma law, shall not be collateral for the loan.  No other assets of the Tribe are, or shall be, subject to the Security Agreement nor are, or shall, such assets be available to satisfy any such award or judgment.

18.2         Equitable Relief.  The Tribe waives its immunity in connection with any arbitration award or court order to provide a provisional remedy in connection with any claim pending under this agreement and further consents that the arbitrator or any court of competent jurisdiction may grant equitable relief against the Tribe, either in the form of mandamus relief/specific performance or injunction which compels the Tribe to perform a duty ascribed to the Tribe under the terms of this Agreement or which prohibits the Tribe from engaging in conduct that is contrary to the terms of this Agreement.

18.3         Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in a court subject to the provisions of Section 18 of this Agreement.  Either party may specify and require that any arbitrator selected shall be an attorney licensed to practice law in the State of Oklahoma.  If more than one arbitrator is used, the Tribe shall select one, Manager shall select one, and the two so selected shall select a third arbitrator.  The awards of any arbitration shall be governed by Title 9 of the United States Code, except as the same may be changed or limited by the provisions of this Agreement.

18.4

A.            Resolution of Disputes between Manager and Customers of the Gaming Operation.  Manager shall prescribe rules of play for each type of gaming which has been licensed by the Tribal Gaming Board.  Such rules of play shall be posted in plain view, accessible and visible by all customers of the Gaming Operation.  All games shall be conducted fairly and honestly by both Manager and customers.  In the event of a dispute between Manager and any customer, the written rules of play shall govern.  However, Manager shall strive to satisfy the customer in the resolution of any dispute.  The General Manager shall be initially responsible to attempt to resolve all such disputes.  If a dispute cannot be resolved by the General Manager, the General Manager shall immediately submit a written report of the dispute to both Manager and Tribal Coordinator who shall discuss the dispute with each other and with the customer.  Manager shall make the final determination of the action to be taken to resolve the dispute, after consulting with Tribal Coordinator, and Manager’s decision shall be final.  Any customer who is not satisfied with the decision of Manager may appeal the decision to the Tribal Gaming Board.

B.            Resolution of Disputes Between Manager and Employees of the Gaming Operation.  Manager shall prepare and submit to Tribal Coordinator a personnel manual which shall describe all personnel policies, procedures, job classifications, salary levels, disciplinary procedures and fringe benefits.  The personnel manual shall be available to each employee.  The manual shall provide for establishment of a Grievance Committee.  The Grievance Committee shall consist of the General Manager, the Tribal Coordinator and a third person selected by Manager.  The third person may be the Director of Human Resources for either the Tribe, the Manager or the Gaming Operation, or such other third person as may be qualified in such matters.  The selection of the third person by Manager shall be final.  The decision of the Grievance Committee shall be final with respect to all disputes.

ARTICLE XIX
MISCELLANEOUS

19.1         Parties in Interest.  Manager agrees to have attached to this Agreement as Exhibit B, a list of all parties in interest to the contract, including on behalf of the Manager, all corporate directors, all stockholders of the corporation holding five percent (5%) or more of the stock of the corporation, the top ten shareholders, and all employees presently hired who will have day-to-day management responsibility for the Gaming Operations.  Manager agrees to inform the Tribe, in writing, of any change of parties in interest including all corporate directors and stockholders holding five percent (5%) or more of the stock of the corporation.

19.2         Parties’ Personal History Statements.  The list of parties in interest shall include brief personal history statements including their residence and business addresses, occupations, dates of birth and social security numbers for all employees presently hired who will have day-to-day management responsibility for the Gaming Operations and all stockholders of the corporation holding five percent (5%) or more of the stock of the corporation.

19.3         Corporate Documents and Authorization.  Manager has previously provided to Tribe its Articles of Incorporation and the Corporate Resolution authorizing this agreement.

19.4         Conflict of Interest.  Manager agrees that no person who has a financial interest in Manager shall be elected members of the Tribal government or a relative of an elected member of the Tribal government.  In the event any party in interest or a relative thereof is elected to the Tribal government, such person shall be required to divest himself or herself of his or her interest in the contract.

19.5         Limitation on Tribal Offices.  Manager agrees that no elected member of the Tribal government, or relative residing in the immediate household of an elected member of the Tribal government, may be hired as an employee of the Manager or of the gaming Operation.

19.6         Relative.  “Relative” for these purposes means an individual who is related to an elected member of the Tribal government as a father, mother, son, daughter, brother, sister, uncle, aunt, first cousin, nephew, niece, husband, wife, father-in-law, mother-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, stepfather, stepmother, stepsister, half brother or half sister.

19.7         No Payments.  Manager agrees that no payments have been and no payments will be made to any elected member of the Tribal government or the relative of any elected member of the Tribal government for the purpose of obtaining or maintaining the contract or any other privilege for the Manager.

19.8         Effective Date.  The Effective Date of this agreement shall mean the date that the written approval of this agreement is granted by NIGC pursuant to the Act.  The Tribe agrees to use its best efforts to satisfy all of the above conditions within twelve (12) months after the date of this agreement.  Pending approval of this agreement by N.I.G.C. parties acknowledge that Second Amended and Restated Gaming Management Agreement dated October 8, 1993 shall remain in full force and effect.

19.9         Contingencies.  This agreement is subject to the following matters:

(a)                                  availability of financing which will be preliminarily secured prior to execution of this agreement; and

(b)                                 approval by the Tribe and Manager of the exact site and all plans, specifications and design.

19.10       Exclusive.  At such time as Class III gaming is available, Manager and Tribe shall negotiate in good faith to permit Manager to expand the Facility, acquire all necessary equipment and loan sufficient and necessary funds to the Tribe for the conducting of Class III gaming activities, and to manage such Class III Gaming Facility in addition to the management of the Class II Gaming Facility located at Concho, Oklahoma.  The terms of any such agreement involving Class III gaming, shall be negotiated in good faith and shall include a loan to the Tribe for the costs of construction, equipment and all necessary furniture and fixtures and shall be subject to the approval of NIGC.  In consideration of the covenants of Manager contained herein, the receipt and sufficiency of which are hereby acknowledged by Tribe, other than continuing the existing bingo operation at Watonga, Oklahoma, Tribe agrees that for a period of time commencing as of the date hereof and continuing through the end of the term of this Agreement, as it may be extended, it shall not participate, directly or indirectly, in any other gaming operations within a radius of 55 miles from Concho, Oklahoma, without the prior written consent of Manager.  Since any violation of the foregoing provisions of this Section 19.10 by the Tribe would result in immediate and irreparable injury to the Manager, the Tribe agrees that the Manager will have the right to obtain equitable relief including an injunction to specifically enforce the terms of this Section 19.10, and to obtain any other legal or equitable remedies that may be available.  In the event of any violation by the Tribe of this Section 19.10, the Tribe agrees to pay the reasonable costs and legal fees to the Manager in pursuing any of its rights with respect to this Section 19.10, in addition to the damages sustained by the Manager.  For purposes of enforcing its rights under this Section 19.10, the Tribe agrees that any action brought by Manager to enforce its rights under this Section 19.10 may be venued in the United States District Court for the Western District of Oklahoma, and the Tribe hereby submits to the jurisdiction of such court for that limited purpose.  Manager agrees that during the term of this Agreement it shall not participate in any other gaming operation within a radius of 65 miles from Concho, Oklahoma without prior written consent of Tribe.

19.11       Old Facility.  Manager shall consult with Tribe about the existing bingo operation.

19.12       Semi Annual Meeting.  Manager shall be available for a meeting at the Gaming Operation with its principals and the Business Committee, Tribal Representative and Tribal Gaming Board at least every six {5} months during the term hereof to discuss all matters relevant to the Gaming Operation.

ARTICLE XX
DUTY TO DEFEND, NOTICE OF CLAIMS, SELECTION OF COUNSEL

20.1         Defense of Claims.  It shall be the duty of the Manager to defend any and all claims and actions brought against Manager, the Facility or Tribal gaming interests with all costs of defense, including but not limited to, attorneys’ fees, necessary and reasonable expenses of the litigation, and expert witness fees to be considered Operating Expenses of the gaming operations.  Such claims and actions shall not be limited by the nature or the amount of such claims unless otherwise specifically stated herein, but shall include only such claims and actions as are brought relative to the duties and obligations of Manager under this management agreement and any and all activities of Manager in the performance of its obligations hereunder.

20.2         Notice.  Manager shall be responsible for giving prompt notice to Tribe of any and all claims or actions brought against Manager, the Facility, Tribal gaming interests or any persons acting on behalf of any of the above, where such claim or action is related to the Gaming Operation or the Facility.  Claims and actions, for purposes of this agreement, shall include administrative, civil or criminal actions brought in any forum or jurisdiction, including claims or actions brought before the National Indian Gaming Commission pursuant to the Indian Gaming Regulatory Act of 1988.

20.3         Duty to Defend.  Manager shall be required to defend any and all such claims and to secure Tribal approval for hiring competent counsel in the defense thereof at the expense of the Gaming Operation.  In the event that issues of such a nature and magnitude are addressed by any such action or claim as to directly endanger the Tribal governmental capacity of the Tribe, Tribal assets (other than future earnings from the gaming operation) or other more substantial Tribal interests, then in that event Tribe may elect to select and provide counsel of its choice to address such issues in order to insure and protect its interest therein.  At the option of Manager, Manager may choose to provide co-counsel to work in conjunction with Tribal counsel at the expense of the gaming operation.  Any and all costs relative to Tribal counsel’s participation or assuming of responsibility over such greater issues of said claims or actions, whether administrative or otherwise, shall be an expense to be shared equally between Tribe and the gaming operation with no more than one-half of said costs to be paid as an expense of operation of the Facility.

20.4         Tribal Attorney.  Manager shall have the right to contract independently with Tribe’s attorney to render any or all of said representation hereinabove described, or Manager shall be entitled to select counsel with Tribal approval for any and all representation, counsel, advice or other legal services reasonably related to the fulfillment of their duties and obligations and the exercise of their rights under this agreement.

20.5         Legal Fees.  Manager shall be responsible for any and all costs of legal representation obtained by Manager for purposes other than carrying out their duties and responsibilities under this agreement, and no such other expenses or costs shall be paid as an expense of the operation of the Facility.

20.6         Indemnification.  Manager shall be entitled to indemnification from the Gaming Operation for all liabilities incurred and claims made as a result of Manager’s good faith performance of duties under this Agreement If the Tribe, Manager, any contractor or subcontractor or any employees of the Gaming Operation are sued by any person based on Tribal, State or Federal statute or law, Manager shall have the right to defend such action or actions on behalf of itself.  The Tribe agrees to defend itself and to fully cooperate in the defense.  The cost of defending a lawsuit pursuant to this Section, as well as any liability incurred by Manager, shall be a Start-up Expense where incurred prior to the Commencement Date and an Operating Expense where incurred after the Commencement Date.  Nothing in this Section 20.6 shall be construed to waive or limit the Tribe’s sovereign immunity.

20.7         Severability.  If any provision of this Agreement is ruled invalid by any court or authority of competent jurisdiction, it shall not affect the validity of any other provision and it is the intent of the parties that the remaining provisions continue in full force and effect.

ACKNOWLEDGEMENT

The CHEYENNE AND ARAPAHO TRIBES OF Oklahoma, acting by and through its delegated representative, Charles Surveyor, Tribal Chairman, and SOUTHWEST CAS}NO AND HOTEL CORP., (formerly Southwest Casino and Hotel Ventures, Inc.), by its President, hereby agree to the foregoing Management Agreement by and between the CHEYENNE AND ARAPAHO TRIBES OF Oklahoma, and SOUTHWEST CASINO AND HOTEL CORP., (formerly Southwest Casino and Hotel Ventures, Inc.), with an Effective Date defined in Section 19.8 hereof.

IN WITNESS WHEREOF, we hereby set our hands this 16 day of June, 1995, at Concho, Oklahoma.

CHEYENNE AND ARAPAHO TRIBES OF OKLAHOMA
By and through its delegated representative, Charles Surveyor, Chairman

s/ ??

ATTEST:

/s/ Archie Hoffman
Secretary

SOUTHWEST CASINO AND HOTEL CORP., (formerly Southwest Casino and Hotel Ventures, Inc.), a Minnesota corporation

	By	/s/ James B. Druck
James B. Druck, President

THE FOREGOING THIRD AMENDED AND RESTATED GAMING MANAGEMENT AGREEMENT is hereby approved this        day of                , 1995.

NATIONAL INDIAN GAMING COMMISSION

By
Its

EXHIBIT A

Legal Description and Plat of Survey.

EXHIBIT B

JEFFREY S. HALPERN	Officer, Director and Holder of a 5% or more interest in Southwest Casino and Hotel Corp.

Residence:	6617 Pawnee Road Edina, Minnesota 55435

Business Address:	2001 Killebrew Drive, Suite 345 Minneapolis, Minnesota 55425

Occupation:	Attorney at Law - 25 years; Presently - Indian Gaming Development/Management

Date of Birth:	October 14, 1942

Social Security No.	###-##-####

JAMES B. DRUCK	Officer, Director and Holder of a 5% or more interest in Southwest Casino and Hotel Corp.

Residence:	5135 Lonsdale Boulevard Webster, Minnesota 55088

Business Address:	2001 Killebrew Drive, Suite 345 Minneapolis, Minnesota 55425

Occupation:	Attorney at Law - 25 years; Presently - Indian Gaming Development/Management

Date of Birth:	September 9, 1941

Social Security No.	###-##-####

ROBERT E. ARMSTRONG	Director of Southwest Casino and Hotel Corp.

Residence:	1750 Skyline Boulevard Reno, NV 89509

Business Address:	241 Ridge Street, 4th Floor P.O. Box 2670 Reno, NV 89505

Occupation:	Attorney

Date of Birth:	March 25, 1954

Social Security No.	###-##-####

TEN TOP SHAREHOLDERS:

Jeffrey Sorger Halpern

Social Security No.:  ###-##-####

Birth Date:  10/14/42

Birth Place:  Minneapolis, Minnesota

Citizenship:  U.S.

Gender:  Male

James Burton Druck

Social Security No.:  ###-##-####

Birth Date:  9/9/41

Birth Place:  St. Paul, Minnesota

Citizenship:  U.S.

Gender:  Male

Robert Charles Harvey

Social Security No.:  ###-##-####

Birth Date:  4/5/51

Birth Place:  Minneapolis, Minnesota

Citizenship:  U.S.

Gender:  Male

Dr. Paul Mitchell Blum

Social Security No.:  ###-##-####

Birth Date:  6/23/42

Birth Place:  Brooklyn, New York

Citizenship: U.S.

Gender:  Male

Dr. James Marshall Gordon

Social Security No.:  ###-##-####

Birth Date:  8/18/40

Birth Place:  Minneapolis, Minnesota

Citizenship:  U.S.

Gender:  Male

Michael Gary Hofkin

Social Security No.:  ###-##-####

Birth Date:  8/2/40

Birth Place:  Philadelphia, Pennsylvania

Citizenship:  U.S.

Gender:  Male

Sidney Kaplan

Social Security No.:  ###-##-####

Birth Date:  5/22/39

Birth Place:  Chicago, Illinois

Citizenship:  U.S.

Gender:  Male

Irving Jay Pinto

Social Security No.:  ###-##-####

Birth Date:  1/12/42

Birth Place:  Des Moines, Iowa

Citizenship:  U.S.

Gender.  Male

Primadonna Resorts, Inc.

Tax I.D. No. 88-0297563

Nevada Corporation

Incorporated April 13, 1993

Noel Paul Rahn

Social Security No.:  ###-##-####

Birth Date:  2/14/39

Birth Place:  Mountain Lake, Minnesota

Citizenship:  U.S.

Gender:  Male

William Harry Thomas (Director)

Social Security No.:  ###-##-####

Birth Date:  9/27/42

Birth Place:  Minneapolis, Minnesota

Citizenship:  U.S.

Gender:  Male

STOCKHOLDERS HOLDING FIVE PERCENT OR MORE OF STOCK:

Jeffrey Sorger Halpern

Social Security No.:  ###-##-####

Birth Date:  10/14/42

Birth Place:  Minneapolis, Minnesota

Citizenship:  U.S.

Gender:  Male

James Burton Druck

Social Security No.:  ###-##-####

Birth Date:  9/9/41

Birth Place:  St. Paul, Minnesota

Citizenship:  U.S.

Gender:  Male

Primadonna Resorts, Inc.

Tax I.D. No. 88-0297563

Nevada Corporation

Incorporated April 13, 1993

Robert Charles Harvey

Social Security No.:  ###-##-####

Birth Date:  4/5/51

Birth Place:  Minneapolis, Minnesota

Citizenship:  U.S.

Gender:  Male